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                                                        EX-99.3


        Contact:          Media:     Jim Dever
                                     (412) 236-1752   Corporate Affairs
                          Analysts:  David T. Lamar   One Mellon Bank Center
                                     (412) 234-4633   Pittsburgh, PA 15258-0001



FOR IMMEDIATE RELEASE

           MELLON SHAREHOLDER ACTION PERMITS TWO-FOR-ONE STOCK SPLIT

PITTSBURGH April 15, 1997--Mellon Bank Corporation (NYSE: MEL) today announced that its shareholders have approved an amendment to its Articles of Incorporation increasing the authorized number of shares of common stock from 200 million to 400 million.

     Earlier today, Mellon announced a two-for-one common stock split subject to favorable shareholder action on this proposed amendment. Mellon's shareholders then took this favorable action at Mellon's annual shareholders meeting this morning in Pittsburgh.

     The two-for-one stock split is being structured as a stock dividend of one additional share of common stock being paid on each currently outstanding share of common stock. The additional shares resulting from the split will be distributed on June 2, 1997, to shareholders of record at the close of business on May 1, 1997.

     With balance sheet assets of approximately $42 billion and assets under management or administration of approximately $1.3 trillion, Mellon Bank Corporation is a major financial services company headquartered in Pittsburgh; its primary subsidiary is Mellon Bank, N.A. Mellon provides a full range of banking, investment and trust products and services to individuals and small, midsize and large businesses and institutions. Its mutual fund business is The Dreyfus Corporation.

     Press releases and other information about Mellon Bank Corporation and its products and services are available on the Internet at http://www.mellon.com. For Mellon press releases by fax, call 1 800 758-5804, identification number 552187.
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